Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPARFUMS, INC. REPORTS 2026 THIRD QUARTER NET SALES

2026 Third Quarter Conference Call Scheduled for November 5, 2026

New York, New York, October 20, 2026, Interparfums, Inc. (NASDAQ GS: IPAR) (“Interparfums” or the “Company”) today announced net sales for three and nine months ended September 30, 2026.

Net Sales ($ in millions)	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2026	2025	% Change	2026	2025	% Change
Total Interparfums, Inc.	$430	$430	flat	$1,115	$1,102	+1%
European based net sales	$306	$295	+4%	$789	$784	+1%
United States based net sales	$127	$137	(7%)	$336	$327	+3%
Eliminations of intercompany sales	($4)	($3)	n/a	($10)	($9)	n/a

The average dollar/euro exchange rate for the 2026 third quarter was 1.15 compared to 1.17 in the 2025 third quarter, leading to a 0.4% foreign exchange loss. For the first nine months, the average dollar/euro exchange rate was 1.16 compared to 1.12 in the first nine months of 2025, leading to a 1.5% foreign exchange gain.

Data may not foot due to rounding.

Management Commentary:

Jean Madar, Chairman & Chief Executive Officer of Interparfums, stated, “Consolidated sales held stable at $430 million in the 2026 third quarter compared to the prior year period, producing year-to-date sales growth of 1%. Sales by European based operations were especially strong, which helped to offset weaker performance by United States based operations following an exceptional period of growth in the second quarter of 2026. The ongoing war in the Middle East represented a headwind of 1% in the third quarter and 2% for the first nine months.

“Our global brand portfolio and diverse fragrances enable us to reach a wide range of consumers and pursue multiple avenues for growth, with strength across key brands and markets helping to offset softer demand elsewhere. We are aligning our product offerings and commercial strategies with evolving consumer preferences. We are investing in our future with expanded partnerships and new exclusive license agreements, while preparing for a promising 2026 holiday season and an exciting 2027, driven by a series of blockbuster launches and new brand additions.”

European Based Operations

Mr. Madar continued, “Sales from our European based operations rose 4% in the 2026 third quarter, reflecting organic growth of 3% and a 1% contribution from new brands, partially offset by a 1% foreign exchange headwind.

"Coach fragrances have delivered outstanding performance so far in 2026, with sales rising by 23% and 15% during the third quarter and first nine months of 2026, respectively. The brand continues to benefit from its immense popularity in the United States, the strength of the established women’s and men’s lines, and the success of the two new line extensions launched earlier this year.

"Montblanc fragrance sales returned to growth, increasing 12% in the third quarter after flat second quarter sales, producing 8% growth for the first nine months of 2026, driven by the success of Montblanc Legend Elixir and Montblanc Explorer Infinite, launched in the first and third quarters, respectively.

"Jimmy Choo fragrance sales rose 1% in the third quarter, leading to 5% growth in the first nine months of 2026. The brand’s sustained performance was driven by the continued success of the I Want Choo and Jimmy Choo Man franchises, supported by several line extensions launched over the past twelve months, including I Want Choo Midnight, which launched in the third quarter.

“Lacoste fragrance sales returned to growth in the third quarter, rising 4%, driven by Original Intense, the newest women’s launch in the Original franchise. This improvement followed a challenging first half of 2026, which reflected a strong prior-year comparison due to strong innovation and softer conditions in Eastern Europe, where the brand has a strong presence. While year-to-date sales declined 9%, the third-quarter performance is encouraging as we look ahead to major developments planned for 2027 and beyond.”

United States Based Operations

Mr. Madar continued, “Sales by our United States based operations decreased by 7% during the 2026 third quarter, driven largely by supply chain disruptions that resulted in the delayed shipment of giftsets for select brands. These delays represented approximately $10 million in sales, which will now be recognized in the fourth quarter. Excluding this impact, sales would have been flat. Year-to-date sales grew 3%, driven by 2% organic growth and a favorable foreign exchange impact of 1%. Excluding the impact of the delayed giftset shipments, sales would have increased 6%.

"Fragrance sales of GUESS, our largest United States based brand, rose by 3% and 7% during the third quarter and first nine months of 2026, respectively. Growth was driven by the continuing success of the Iconic franchise which was enhanced by the launches of two new extensions earlier this year, as well as extensions launched for the Amore and Seductive franchises.

"Donna Karan/DKNY fragrance sales declined 9% during the third quarter following double digit growth in the second quarter of 2026. The third quarter sales decline was driven by innovation phasing and giftset shipment delays. Brand sales grew 4% in the first nine months of the year.

"Ferragamo fragrance sales declined 22% in the third quarter due to innovation phasing but were only down 2% on a year-to-date basis. The brand was impacted by challenging market conditions in Europe, which is the core region for the brand.

“Roberto Cavalli fragrance sales increased 4% and 6% during the third quarter and first nine months of 2026, respectively, despite a difficult macro-economic environment in the Middle East, the brand’s largest market, and exceptionally high prior year growth comparisons. The brand’s growth this year has been driven by the enduring popularity of last year’s blockbuster Serpentine launch, as well as brand extensions released earlier in 2026, and the partnership with Kiko Milano.”

Mr. Madar concluded, “While some aspects of the market environment remain challenging, we are encouraged by the trajectory of our business and maintain a measured but positive outlook for the balance of the year, 2027 and beyond.”

2026 Third Quarter Results and Conference Call Details

The Company will issue financial results for the three and nine months ended September 30, 2026, on Wednesday, November 4, 2026, after the close of the stock market. Management will host a conference call to discuss financial results and business operations beginning at 11:00 am ET on Thursday, November 5, 2026.

Interested parties may participate in the live call by dialing:

U.S. / Toll-free:	(877) 423-9820
International:	(201) 493-6749

Participants are asked to dial-in approximately 10 minutes before the conference call is scheduled to begin.

A live audio webcast will also be available in the “Events” tab within the Investor Relations section of the Company’s website at www.interparfumsinc.com, or by clicking here. The conference call will be available for webcast replay for approximately 90 days following the live event.

About Interparfums, Inc.:

Operating in the global fragrance business since 1982, Interparfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance related products under license and other agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

Our licensed portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, Longchamp, MCM, Moncler, Montblanc, Oscar de la Renta, Puma, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Interparfums, Inc. is also the registered owner of several trademarks including Annick Goutal, Lanvin, Off-White, Rochas, and Solférino.

Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate,” "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Interparfums' annual report on Form 10-K for the fiscal year ended December 31, 2025, and the reports Interparfums files from time to time with the Securities and Exchange Commission. Interparfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:

Interparfums, Inc.	or	The Equity Group Inc.
Michel Atwood		Devin Sullivan: (212) 836-9608 / devin.sullivan@theequitygroup.com
Chief Financial Officer		Conor Rodriguez: (212) 836-9628 / conor.rodriguez@theequitygroup.com
(212) 983-2640		www.theequitygroup.com
www.interparfumsinc.com